EXHIBIT 11.2

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                                               Nine Months Ended          Three Months Ended
                                                     June  30,                   June  30,
                                           --------------------------   ------------------------
                                               1997           1996         1997          1996
                                           -----------     ----------   ----------    ----------
Shares

Weighted average number of common
  shares outstanding                        13,439,041     11,516,782   13,845,082    11,868,540
Additional shares assuming conversion of:
  Stock Options                                594,287        595,180      585,235       576,911
  Warrants                                        -            53,074         -           44,674
  Preferred Stock                                 -           888,889         -          660,000
                                           -----------     ----------   ----------    ----------
Weighted average shares
    outstanding                             14,033,328     13,053,925   14,430,317    13,150,125
                                           ===========     ==========   ==========    ==========
Net Income                                 $ 5,103,191     $3,794,364   $1,098,026    $1,776,692
                                           ===========     ==========   ==========    ==========


Fully Diluted Earnings
    Per Share                              $      0.36     $     0.29   $     0.08    $     0.14
                                           ===========     ==========   ==========    ==========

     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.
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